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EX-21.1 Subsidiaries of Electronics Boutique Holdings Corp.

EXHIBIT 21.1
SUBSIDIARIES OF ELECTRONICS BOUTIQUE HOLDINGS CORP.

1.	EB Investment Corp—a Delaware corporation
2.	Electronics Boutique of America Inc.—a Pennsylvania corporation
3.	Electronics Boutique Canada Inc.—a Canadian corporation
4.	EB Catalog Company—a Nevada corporation
5.	EBWorld.com, Inc.—a Nevada corporation
6.	Elbo, Inc.—a Delaware corporation
7.	EB Finance, Inc.—a Delaware corporation
8.	EB Services Company LLP—a Pennsylvania limited liability partnership
9.	EB International Holdings, Inc.—a Delaware corporation
10.	Electronics Boutique Australia Pty. Ltd—an Australian company
11.	Electronics Boutique Korea Inc.—a Korean Corporation
12.	Electronics Boutique Denmark Holdings ApS—a Danish private company
13.	Electronics Boutique Denmark ApS—a Danish private company
14.	Electronics Boutique Norway AS—a Norwegian private company
15.	Electronics Boutique K.EB Italy srl, an Italian company
16.	Tradition Svenska AB, a Swedish company
17.	Electronics Boutique AG, a German company

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EXHIBIT 21.1 SUBSIDIARIES OF ELECTRONICS BOUTIQUE HOLDINGS CORP.